CALGON CARBON AMENDS CREDIT AGREEMENT

PITTSBURGH, PA – November 18, 2011 – Calgon Carbon Corporation (NYSE: CCC) announced that it completed several important amendments to its revolving credit facility on November 17, 2011. The new, amended agreement (the Agreement) amends and restates the Company’s $95 million five-year credit agreement, dated May 8, 2009.

The Agreement which now expires on November 17, 2016, permits borrowings up to $125 million and could, under certain circumstances, be increased to $175 million. The Agreement is now unsecured and subject to customary affirmative and negative covenants for credit agreements of this type.

First Commonwealth Bank is the administration and syndication agent for the Agreement which also includes RBS Citizens, N.A. and First National Bank of Pennsylvania as co-documentation agents.

Steve Schott, Calgon Carbon’s chief financial officer, commented, “I am very pleased with the amendments made to our credit agreement. These amendments, which include increasing our borrowing capacity, extending the agreement’s expiration date, lowering our borrowing costs, eliminating the banks’ security interests in our assets, and reducing or eliminating many of the prior restrictive provisions, position us well for the ongoing execution of our strategic plan.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

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